FOR IMMEDIATE RELEASE	Exhibit 99.1
March 9, 2007

Citizens Bancshares Corporation Announces Fourth Quarter Net Income

ATLANTA, March 9, 2007/PRNewswire-FirstCall/ — Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the “Company”), the parent company of Citizens Trust Bank (“CTB”), today announced its 2006 fourth quarter earnings and a record year in earnings for the period ending December 31, 2006.

Net income for the fourth quarter increased by 20 percent to $880,000 compared to $732,000 a year earlier. Net income per diluted share improved as well for the fourth quarter, increasing 24 percent to $0.42 compared to $0.34 for the same period last year.  Other highlights of the fourth quarter of 2006 included:

•                  Total revenues increased by $241,000 or 4 percent over the fourth quarter of 2005.

•                  Non-operating expenses decreased by $308,000 or 8 percent over the fourth quarter of 2005.

•                  No provision expense for loan losses was needed for the quarter due to a low level of net charge-offs.

For the full year ending December 31, 2006, net income increased $660,000 to $3,003,000 or 28 percent as compared to the same period reported in 2005, representing a record year in earnings for the Company.  Earnings per diluted share for the year were $1.44 compared to $1.12 per diluted share for the same period in 2005.  Total revenues for the year increased by $1,588,000 or 6 percent compared to the same period in 2005.

The return on average assets (ROA) and return on average equity (ROE) for 2006 improved to 0.92 percent and 10.66 percent, respectively, compared to 0.72 percent and 8.90 percent for 2005. These increases were due to strong cost control and improved asset quality during 2006. In line with most financial institutions this past year, our net interest margin has experienced pressure from flattening loan rates and higher interest rates associated with gathering and maintaining deposits.  Despite this pressure, we maintained a net interest margin of 4.83 percent this year compared to 4.92 percent for the previous year.

Only $30,000 in provision for loan losses was taken in 2006 resulting in a decrease of $60,000 and $258,000, respectively, in the quarter and year-to-date comparisons to the previous year.  The allowance for loan losses was $3.1 million at December 31, 2006 compared to $3.3 million at December 31, 2005. The Company considered its allowance for loan losses to be adequate.

The Company’s capital position remains strong at December 31, 2006 as both the Company and the Bank’s capital position were defined as “well capitalized” for regulatory purposes.

As a leader in the financial services industry, Citizens Trust Bank prides itself on offering a full range of quality products and services. Since its inception, the Bank has remained dedicated to the growth and development of communities through superior products and extraordinary service.  With 85 years of history, Citizens Trust Bank ranks in the top 10 of African American owned financial institution with assets of approximately $335 million and financial centers throughout metropolitan Atlanta and Columbus, Georgia, and in Birmingham and Eutaw, Alabama. Through its parent company, Citizens Bancshares Corporation, its common stock is offered over-the-counter to the general public under the trading symbol CZBS. For more information please visit Citizens Trust Bank on the web at www.CTBconnect.com.  Citizens Trust Bank — A relationship you can bank on.

This news release contains forward-looking statements and comments on outlook. Any number of conditions may occur, which would affect important factors that may materially change expectations. These factors include, but are not limited to, customer trading activity, changes in technology, shifts in competitive patterns, decisions with regard to products and services, changes in revenues and profits, and significant changes in the market environment regionally or nationally.

Contact:

Citizens Bancshares Corporation
Cynthia N. Day, Chief Operating Officer
(404) 575-8306

SOURCE: Citizens Bancshares Corporation